Exhibit 10.1

EXECUTION VERSION

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

ROYALTY INTEREST PURCHASE AGREEMENT

Dated as of April 16, 2010

among

DYAX CORP.

and

KGH Domestic III, LP

Exhibit 10.1

EXECUTION VERSION

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

ROYALTY INTEREST PURCHASE AGREEMENT

ROYALTY INTEREST PURCHASE AGREEMENT (as amended, supplemented or otherwise modified from time to time, this “Agreement”) is made and entered into as of April 16, 2010 (the “Effective Date”) by and among DYAX CORP., a Delaware company ( “Dyax”) and KGH Domestic III, LP, a Delaware limited partnership (the “Buyer”).

WHEREAS, Dyax wishes to sell, assign, convey and transfer to the Buyer, and the Buyer wishes to purchase from Dyax, the Royalty Interests (as defined below), upon and subject to the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants, agreements representations and warranties set forth herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01  Definitions.

“2010 Milestone Payment” shall have the meaning set forth in Section 2.02(a)(ii)(C).

“2010 Net Sales” shall mean Worldwide Net Sales for the twelve (12) month period ending on December 31, 2010.

“2011 Milestone Payment” shall have the meaning set forth in Section 2.02(a)(iii)(B).

“2011 Net Sales” shall mean Worldwide Net Sales for the twelve (12) month period ending on December 31, 2011.

“Accelerated Payment” shall mean an amount equal to an amount that would generate an internal rate of return of [*****], less all Included Products Payments and any other amounts paid to the Buyer prior to the relevant Accelerated Payment Triggering Event.

“Accelerated Payment Triggering Event” shall mean any of the following events:

(a)           Dyax’s failure to pay any required maintenance fees and annuities for any  Dyax Patent in any country, together with all such other costs contemplated by the last sentence of Section 2.02(b) below, before the applicable due date and the expiration of any permitted grace period provided under applicable law, if such failure to pay results in (i) termination by Wyeth of the Wyeth License Agreement or (ii) a reduction in the amount of Included Product Payments made to Buyer in respect of such [*****];

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           Dyax’s breach of Section 2.03(a)(i), Section 2.03(a)(iii), Section 2.06, or Section 5.09(a) and such breach is not cured within thirty (30) days of Buyer’s notice of such breach to Dyax;

(c)           Dyax’s breach of Section 3.18(c), Section 5.05, Section 5.08(a), Section 5.08(b), or the second sentence of Section 5.08(i), provided that with respect to a breach of Section 5.08(b), it shall not be deemed an Accelerated Payment Triggering Event if the breach of Section 5.08(b) was due to a waiver described in clauses (ii) or (iii) of such Section and such waiver does not result in more than [*****], in the aggregate, in the Included Product Payments;

(d)           Dyax’s failure to comply with Buyer’s directions or instructions provided to Dyax under Section 5.01(b), Section 5.08(e), or Section 5.08(g)(ii), and such failure is not cured within thirty (30) days of Buyer’s notice of such failure to Dyax; or

(e)           Dyax’s exercise of its remedy under Section 3.5 of the Wyeth License Agreement without the Buyer’s prior written consent.

“Actual Knowledge” shall mean, with respect to Dyax, the actual knowledge of an officer or senior manager or other person with similar responsibility, regardless of title, of Dyax relating to a particular matter.  For the avoidance of doubt, a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall not be deemed to have actual knowledge of a matter unless it can be shown, through written or other similarly reliable evidence (including deposition testimony), that such person was contemporaneously and actually aware of such matter, whether or not, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter.

“Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with, such Person.  For purposes of this definition, a Person shall be regarded as in “control” of another Person if it directly or indirectly owns or controls more than fifty percent (50%) of the voting securities of such Person, or if it possesses, directly or indirectly, the power to direct or cause the direction of management and policies of such Person or the power to elect or appoint more than fifty percent (50%) of the members of the governing body of the corporation or other entity.

“Agreement” shall have the meaning set forth in the first paragraph hereof.

“Audit Costs” shall mean, with respect to any audit of the books and records of Dyax with respect to amounts payable or paid under this Agreement or any License Party Audit, the cost of such audit, including all fees, costs and expenses incurred in connection therewith.

“Audit Reports” shall mean, with respect to a License Party Audit, any and all reports, findings and other written information related to such License Party Audit.

“Bankruptcy” means with respect to a Person:

(a)           an authorized officer of that Person admits in writing such Person’s inability to pay its debts generally, or that Person makes an assignment for the benefit of creditors or commits an act of insolvency or bankruptcy within the meaning of applicable law; or

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           any proceeding, voluntary or involuntary, is commenced respecting that Person pursuant to any statute relating to bankruptcy, insolvency, reorganization of debts, liquidation, winding up or dissolution; provided, however, in the case of any involuntary bankruptcy proceeding such Person shall be considered to be in “Bankruptcy” only if that Person consents to the involuntary bankruptcy or such proceeding is not dismissed within [*****] of the filing thereof; or

(c)           any receiver, manager, trustee, sequester, custodian or liquidator or person with similar powers is appointed judicially or extrajudicially for that Person or for any material portion of its property, and such receiver, manager, trustee, sequester, custodian, liquidator or other person is not dismissed within [*****] of its appointment; or

(d)           that Person ceases to carry on business in the ordinary course.

“Bill of Sale” shall mean the Bill of Sale pursuant to which Dyax shall assign to the Buyer all of its rights and interests in and to the Royalty Interests purchased hereunder, which Bill of Sale shall be substantially in the form of Exhibit A.

“BLA” shall mean a Biologics License Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 C.F.R. § 601.2 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, or an equivalent application for approval filed with a Regulatory Agency in any other jurisdiction within the Territory.

“Business Day” shall mean any day other than a Saturday, a Sunday, any day which is a legal holiday under the laws of the State of New York or any day on which banking institutions located in the State of New York are required by law or other governmental action to close.

“Buyer” shall have the meaning set forth in the first paragraph hereof.

“Buyer Account” shall mean an account maintained by the Buyer at any financial institution and designated in writing by the Buyer to Dyax, as the Buyer may so designate from time to time.

“Buyer Consultants” shall mean the Buyer’s and its Affiliates’ employees, officers, directors, legal and accounting advisors, agents or other authorized representatives.

“Buyer Indemnified Party” shall have the meaning set forth in Section 8.05(a).

“Closing” shall have the meaning set forth in Section 6.01.

“Closing Date” shall have the meaning set forth in Section 6.01.

“Collateral” shall mean the property included in the definition of “Collateral” in the Security Agreement.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

“Commercially Reasonable Efforts” shall mean, with respect to Dyax or any other Dyax Entity, efforts and resources commonly used by biotechnology companies of a similar size to Dyax and the other Dyax Entities on a consolidated basis, assuming such Persons possessed all rights provided to Dyax under the Included License Agreements, had not entered into the Transaction Documents and were otherwise in a similar business position to that of Dyax and the other Dyax Entities on a consolidated basis as of the time immediately prior to the Closing, and including, without limitation taking such steps as are necessary or desirable to comply with Dyax’s obligations under the Included License Agreements.

“Competitive Product” shall mean any product (other than an Included Product) that has been approved by the FDA or with a Regulatory Agency in any country outside of the United States for substantially the same indication(s) as any Included Product.

“Confidential Information” shall mean all trade secrets and confidential know-how, confidential business information, financial data and other like information.

“Contract Party” shall mean any party to an Included License Agreement.

“Cowen Agreement” shall mean the Amended and Restated Loan Agreement dated as of March 18, 2009 between Cowen Healthcare Royalty Partners, L.P. and Dyax.

“Cowen Liens” shall mean Liens created in favor of Cowen Healthcare Royalty Partners, L.P. pursuant to the transactions contemplated by the Cowen Agreement.

“Discrepancy Notice” shall have the meaning set forth in Section 5.02(d).

“Disputes” shall have the meaning set forth in Section 3.12(m).

“Dyax” shall have the meaning set forth in the first paragraph hereof.

“Dyax Account” shall have the meaning set forth in Section 2.02(c).

“Dyax Entities” shall mean, individually and collectively, Dyax and its Affiliates.

“Dyax Indemnified Party” shall have the meaning set forth in Section 8.05(b).

“Dyax IP” shall mean the Dyax Patents and the Dyax Know-How.

“Dyax Know-How” shall mean the confidential and proprietary information of Dyax, whether or not patentable, constituting materials, methods, protocols, processes, techniques, information and data relating to any Dyax Product (in written or tangible form) under the terms of any Included License Agreement.

“Dyax Patents” shall mean the patents and patent applications set forth on Schedule 3.12(b), together with all U.S. and foreign patent applications claiming priority therefrom, and any patents, continuations, continuations-in-part, divisionals, reissues, reexaminations, renewals, or extensions thereof, and any additional patent rights which claim a Dyax Product or its manufacture or use.

“Dyax Product” shall have the meaning attributed to such term in the Wyeth License Agreement.

“Effective Date” shall have the meaning set forth in the first paragraph hereof.

“Excluded Liabilities and Obligations” shall have the meaning set forth in Section 2.04.

“FDA” shall mean the United States Food and Drug Administration.

“Financial Model” shall mean the financial projections prepared by Dyax for the Included Product Payments, [*****].

“Financial Statements” shall mean the consolidated balance sheets of Dyax and its subsidiaries prepared in accordance with GAAP at December 31, 2008 and December 31, 2009, the related consolidated statements of operations, cash flows and changes in stockholders’ equity of Dyax and its subsidiaries audited for the years ended December 31, 2007, December 31, 2008 and December 31, 2009, and the accompanying footnotes thereto, which are included in Dyax’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission on March 12, 2010.

“GAAP” shall mean United States generally accepted accounting principles.

“Generic Application” shall mean an abbreviated new drug application, ANDA, 505(b)(2) application under the United States Federal Food, Drug and Cosmetic Act and/or any similar abbreviated approval process for biologics or biosimilars filed with the FDA in the United States or with a Regulatory Agency in any other jurisdiction.

“Government Authority” shall mean any government, court, regulatory or administrative agency or commission, or other governmental authority, agency or instrumentality, whether foreign, federal, state or local (domestic or foreign), including patent and trademark agencies, the FDA or any other government authority in any country.

“Included License Agreements” shall mean, collectively, (a) the Wyeth License Agreement (including any amendments thereto), and (b) any Successor Agreement.

“Included Products” shall mean, collectively, (a) the Wyeth Licensed Products, and (b) any follow-on, comparable or related products, including combination products, in the Territory covered by or using any Dyax IP under any Included License Agreement.

“Included Products Payments” shall mean the gross amount of all royalties, royalty payments, profit payments or distributions, license fees, maintenance fees, benchmark payments, settlement payments, judgment payments and securities and any collections, recoveries, payments, supplements or other compensation made in lieu thereof and any other remuneration of any kind received or payable in accordance with the terms of any Included License Agreement in respect of (a) the Included Products (including pursuant to Section 3.2, Section 3.3 (including as may be adjusted pursuant to Section 3.5) and Section 3.4 of the Wyeth License Agreement), and (b) the Dyax IP in respect of any Competitive Product, in each case including pursuant to Section 365(n) of the U.S. Bankruptcy Code, without any deductions for any withholding, offset or other deduction by the licensee thereunder of any taxes, assessments, fees or charges of the United States or any of the individual states thereof against the stated gross royalties or other payments under such Included License Agreement.  Included Product Payments shall include any and all royalties and other payments paid to Dyax or any Dyax Entity by a Third Party in respect of any license or other rights granted to such Third Party under the Dyax IP for human therapeutic use in the event that Wyeth’s license under the Wyeth License Agreement is (x) converted to a non-exclusive license and the royalties paid by Wyeth under the Wyeth License Agreement are reduced or (y) terminated or expired.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

“Included Reports” shall mean, with respect to the relevant calendar quarter, all royalty reports, other payment information and all other correspondence received by a Dyax Entity from a Contract Party in connection with an Included License Agreement.

“IND” shall mean an investigational new drug application as defined in 21 C.F.R. Section 312 et seq. filed with the FDA in the United States or an equivalent application filed with a Regulatory Agency in any other jurisdiction within the Territory.

“Independent Accountants” shall have the meaning set forth in Section 5.02(d).

“Investment” shall mean all amounts payable to Dyax pursuant to Section 2.02(a).

“Knowledge” shall mean, with respect Dyax, the knowledge of an officer or senior manager or other person with similar responsibility, regardless of title, of Dyax relating to a particular matter; provided, however, that a person charged with responsibility for the aspect of the business relevant or related to the matter at issue shall be deemed to have knowledge of a particular matter if, in the prudent exercise of his or her duties and responsibilities in the ordinary course of business, such person should have known of such matter, it being understood that such proviso shall not be deemed to require Dyax to commission any patent clearance or validity study or any patent search of any third party patent databases not already commissioned on or prior to the Effective Date.

“License Party Audit” shall have the meaning set forth in Section 5.02(e).

“Liens” shall mean all liens, encumbrances, security interests, mortgages, rights to preferential payments or charges of any kind.

“Losses” shall mean collectively, any and all claims, damages, losses, judgments, liabilities, costs and expenses (including reasonable expenses of investigation and reasonable attorney’s fees and expenses in connection with any action, suit or proceeding).

“Material Adverse Change” shall mean (a) any material impairment of or material adverse change in (i) the validity or enforceability of any of the Transaction Documents, (ii) the ability of any Dyax Entity to satisfy and perform any of its obligations under any of the Transaction Documents or consummate the transactions contemplated thereby, (iii) the right of any Dyax Entity to receive any material payments payable under any [*****] or any other material rights and remedies of any Dyax Entity under any [*****], or (iv) the right of the Buyer [*****] or any other payment or right due to the Buyer under the Transaction Documents; (b) a material adverse change affecting the Included Products or in the level of current or expected future Included Products Payments (based upon the Financial Model); (c) any Bankruptcy of Dyax, (d) any material adverse change in the business, operations, asset or financial condition of any Dyax Entity, taken as a whole, that could reasonably be expected to have a material adverse effect on the ability of that Dyax Entity to perform any of its obligations under this Agreement or any of the Transaction Documents (if applicable to that Dyax Entity) or (e) any material impairment of the validity, enforceability or transferability of any Dyax IP, any material challenge to or any material litigation involving any Dyax IP, or any material impairment of the prospects for any renewal or extension of the term of any Dyax IP.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

“NDA” shall mean a New Drug Application, and all amendments and supplements thereto, for regulatory approval by the FDA as defined in 21 C.F.R. § 314.50 et seq., as such act or regulations may be amended, supplemented or replaced from time to time, or an equivalent application for approval filed with a Regulatory Agency in any other jurisdiction within the Territory.

“Net Sales” shall have the meaning attributed to such term in the Wyeth License Agreement, it being understood “Net Sales” be first calculated in the currency of sale and then converted into U.S. dollars at the conversation rate existing in the United States (as reported in the Wall Street Journal) on the last working day of the calendar quarter preceding the applicable calendar quarter.

“Obligations” shall mean any and all obligations of Dyax under this Agreement and the other Transaction Documents whenever arising.

“Organizational Documents” shall mean, with regard to any Dyax Entity: (a) its certificate of incorporation or other similar document, (b) its by-laws or other similar document, (c) any certificate of designation or instrument relating to the rights of preferred stockholders or other equity holders of such Dyax Entity, and (d) any stockholder rights agreement, registration rights agreement or other similar agreement relating to such Dyax Entity.

“Patent Office” shall mean the respective patent office (foreign or domestic) for any patent or patent application.

“Payment Shortfall” shall have the meaning set forth in Section 2.06.

“Permitted Liens” shall mean, collectively, (a) Liens created in favor of Buyer pursuant to the Security Agreement and any other Transaction Document, and (b) tax liens or assessments and other governmental levies that are not yet due and payable or similar non-consensual liens for amounts not yet due and payable.

“Person” shall mean an individual, corporation, partnership, association, trust or other entity or organization, but not including a government or political subdivision or any agency or instrumentality of such government or political subdivision.

“Pre-Closing Royalty Payments” shall mean (a) any and all Included Product Payments due to Dyax as a result of Net Sales of the Included Products from January 1, 2010 until the date on which the Closing shall have occurred and (b) the [*****].

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

“Regulatory Agency” shall mean a Government Authority with responsibility for the enforcement of applicable legislation and supervision of approval marketing, sale and use of drugs in any country.

“Regulatory Approvals” shall mean, collectively, all INDs, BLAs, NDAs and other regulatory approvals, registrations and associated materials (including the product dossier) issued by the FDA, a Regulatory Agency in any other jurisdiction or any other Government Authority, and all reports, correspondence and other submissions related thereto and the regulatory and clinical files and data pertaining thereto, and all information, data, know-how, formulations, assays or other intellectual property contained in such INDs, BLAs and the NDAs, together with all amendments, supplements and updates thereto and all comparable regulatory approvals, registrations and associated materials.

“Royalty Interests” shall mean (a) all Included Products Payments from January 1, 2010 and through the Royalty Interest Termination Date, and any other amounts payable to the Buyer hereunder pursuant to Section 2.03, (b) the right to receive Included Reports from Dyax, (c) the right to inspect and audit the books and records of any Person as contemplated under the Included License Agreements, and (d) the right to enforce Dyax’s rights under the Included License Agreements and the right to exercise all remedies of Dyax under the Included License Agreements, including the right to cause others to perform or subcontract the exercise of such remedies.

“Royalty Interest Termination Date” shall mean, with respect to the Included Products, the later of (a) the date on which all obligations of the Contract Parties under the Included Licensed Agreements to pay Included Product Payments expire in accordance with the terms of such agreements and (b) the date on which Dyax’s rights to enforce the Included License Agreements with respect to Included Product Payments expires.

“Security Agreement” shall mean the Security Agreement dated as of the Closing Date substantially in the form of Exhibit B by and between Dyax and the Buyer providing for, among other things, the grant by Dyax in favor of the Buyer of a valid continuing, first perfected lien on and security interest in, the Collateral described therein.

“Security Interest Release Date” shall mean for Collateral relating to a particular Included Product, the date on which no additional amounts are payable under any Included License Agreement in respect of such Included Product.

“Successor Agreement” shall mean any successor or follow-on agreement(s) to the Wyeth License Agreement covering substantially the same subject matter (i.e., covering the same or substantially the same products) as the Wyeth License Agreement.

“Term” shall mean the term of this Agreement, which shall commence on the Effective Date and terminate on the Royalty Interest Termination Date.

“Term Sheet” shall mean the letter, dated February 10, 2010, between Dyax and Paul Capital Advisors, LLC (including all exhibits and annexes thereto).

“Territory” shall mean worldwide.

“Third Party” shall mean a Person that is not an Affiliate of any party to this Agreement.

“Transaction Documents” shall mean, collectively, this Agreement, the Security Agreement (including the Patent Security Agreement executed pursuant thereto) and the Bill of Sale.

“Transfer” or “Transferred” shall mean any sale, conveyance, assignment, disposition, license, sublicense, co-promotion agreement, or other form of transfer.

“UCC” shall mean the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Worldwide Net Sales” shall mean Net Sales worldwide for the Included Products for which the Buyer has actually received Included Product Payments pursuant to this Agreement.

“Wyeth” shall mean Genetics Institute, Inc., and any successor company by way of merger, consolidation or otherwise.

“Wyeth Acknowledgement Letter” has the meaning set forth in Section 5.07.

“Wyeth License Agreement” shall mean the License Agreement, dated November 22, 2000, between Dyax and Wyeth, as such agreement may be amended, replaced, succeeded or substituted from time to, time with the written consent of Buyer.

“Wyeth Licensed Products” shall have the meaning given to the term “Licensed Product” in the Wyeth License Agreement, including the products currently marketed as Xyntha® and Refacto® AF, in any formulation, dosage, concentration, volume or method of delivery, together with all label expansions, line extensions, improvements and modifications thereon and thereof from time to time, and any successor, follow-on or related products, including combination products, for which any Dyax Entity is entitled pursuant to the Wyeth License Agreement to receive payments in the Territory.

Section 1.02  Rules of Construction.

(a)           The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.

(b)           Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.

(c)           The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.”

(d)           The word “will” shall be construed to have the same meaning and effect as the word “shall.”

(e)           Unless the context requires otherwise (i) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (ii) any reference herein to any person shall be construed to include such person’s successors and assigns (subject to any restrictions on such assignments set forth herein), (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (iv) all references herein to Articles, Sections, Schedules and Exhibits shall be construed to refer to Articles and Sections of, and Schedules and Exhibits to, this Agreement, (v) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, (vi) any reference to any law, rule or regulation shall be construed to mean that law, rule or regulation as amended and in effect from time to time, and (vii) references to an agreement shall refer to such agreement as amended, restated or novated from time to time.  Where either Party’s consent or approval is required hereunder, except as otherwise specified herein, such Party’s consent or approval may be granted or withheld in such Party’s sole discretion.

(f)           Each covenant in this Agreement shall be given independent effect, and the fact that any act or omission may be permitted by one covenant and prohibited or restricted by any other covenant (whether or not dealing with the same or similar events) shall not be construed as creating any ambiguity, conflict or other basis to consider any matter other than the express terms hereof in determining the meaning or construction of such covenants and the enforcement thereof in accordance with their respective terms.

(g)           This Agreement is being entered into by and between competent and sophisticated parties who are experienced in business matters and represented by legal counsel and other advisors, and has been reviewed by the parties and their legal counsel and other advisors.  Therefore, any ambiguous language in this Agreement will not be construed against any particular party as the drafter of the language.

ARTICLE II

PURCHASE AND SALE OF ROYALTY INTERESTS

Section 2.01  Purchase and Sale.

Upon the terms and subject to the conditions set forth in this Agreement, and subject to the Closing, Dyax agrees to sell, assign, transfer and convey to the Buyer, and the Buyer agrees to purchase from Dyax, free and clear of all Liens (other than Liens created in favor of Buyer pursuant to the Security Agreement and any other Transaction Document), all of Dyax’s and the other Dyax Entities’ respective rights, title and interests in and to the Royalty Interests.

Section 2.02  Investment; Other Payments.

(a)           In full consideration for the sale, assignment, transfer and conveyance of the Royalty Interests, and subject to the terms and conditions set forth herein, the Buyer shall pay to Dyax, or its designee, upon the Closing:

(i)           Ten million dollars ($10,000,000), less the Pre-Closing Royalty Payments, payable at Closing;

(ii)          The following milestone payment, if any:

(A)  Two million dollars ($2,000,000), payable on or before March 31, 2011, if 2010 Net Sales exceed [*****];

(B)  [*****], payable on or before March 31, 2011, if 2010 Net Sales are less than or equal to [*****] but equal or exceed [*****]; or

(C)  [*****], payable on or before March 31, 2011, if 2010 Net Sales are less than [*****] but equal or [*****] (the milestone payment, if any, made pursuant to clause (A), (B), or (C) above, the “2010 Milestone Payment”); and

(iii)         The following milestone payment, if any:

(A)  Two million dollars ($2,000,000), less the amount of any 2010 Milestone Payment, payable on or before March 31, 2012, if 2011 Net Sales exceed [*****]; or

(B)  [*****] if (x) 2011 Net Sales are less than or equal to [*****] but equal or exceed [*****] and (y) the 2010 Milestone Payment specified in Sections 2.02(a)(ii)(A) or (B) was not paid (the milestone payment, if any, made pursuant to clause (A) or (B) above, the “2011 Milestone Payment”).

For avoidance of doubt, the maximum amount of milestone payments, in the aggregate, that may be paid by Buyer to Dyax under Sections 2.02(a)(ii) and (iii) shall not exceed [*****].

(b)           From and after the Closing, the Buyer shall be responsible for the first, and only the first, [*****] of Dyax’s actual, documented out-of-pocket costs (including patent maintenance fees and reasonable attorneys’ fees and expenses) incurred by Dyax at any time after the Closing in connection with Dyax’s prosecution and maintenance of the Dyax Patents.  The Buyer shall reimburse Dyax for such costs referred to in the immediately preceding sentence, up to [*****], within thirty (30) days of Dyax’s presentation to the Buyer of invoices for such costs.  Dyax shall be responsible for all other costs incurred by or on behalf of it in connection with Dyax’s prosecution and maintenance of the Dyax Patents.

(c)           All payments to be made by the Buyer pursuant to Section 2.02(a) and Section 2.02(b) shall be paid by wire transfer of immediately available funds to the following Dyax account (the “Dyax Account”), as may be changed from time to time by written notice to Buyer:

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(d)           Dyax consents to the deduction by the Buyer from the amounts payable under Section 2.02(a)(i) of the amounts owing to the Buyer pursuant to Section 8.07.  In addition, if (i) Dyax has received, prior to the date on which the Closing shall have occurred, the [*****] payment specified in clause (b) of the definition of “Pre-Closing Royalty Payment”, then [*****] shall be deducted from the amounts payable under Section 2.02(a)(i) and (ii) Dyax has not received the [*****] payment specified in clause (b) of the definition of “Pre-Closing Royalty Payment” prior to the date on which the Closing shall have occurred, then such amount shall be deemed included in the Included Product Payments to be received by the Buyer and shall not be deducted from the amounts payable under Section 2.02(a)(i).  No later than two (2) days prior to the Closing, Dyax shall provide written notice to Buyer setting forth the amount of the Pre-Closing Royalty Payment.  If after Closing it is discovered that the actual amount of the Pre-Closing Royalty Payment was greater than the amount set forth in such notice, then Dyax shall, within two (2) days of learning thereof, pay to the Buyer the difference.

(e)           For purposes of determining whether any 2010 Milestone Payment or 2011 Milestone Payment is due, Worldwide Net Sales shall be determined [*****].

Section 2.03  Included Products Payments.

(a)           Payments.

(i)           Pursuant to the Wyeth Letter described in Section 6.02(f), Dyax has instructed Wyeth to pay all Included Products Payments due and payable under the terms of the Wyeth License Agreement after the Effective Date in respect of the Included Products (including pursuant to Section 3.2, Section 3.3, Section 3.4 and Section 3.5 of the Wyeth License Agreement) directly to Buyer.  Notwithstanding the Wyeth Letter, Dyax agrees that if and to the extent it receives any Included Products Payments due and payable under the terms of the Wyeth License Agreement or under the terms of any Included License Agreement after the Effective Date in respect of the Included Products (including pursuant to Section 3.2, Section 3.3, Section 3.4 and Section 3.5 of the Wyeth License Agreement), such amounts shall be promptly (and in any event within five (5) Business Days) paid over to Buyer.

(ii)          If (A) an Accelerated Payment Triggering Event occurs and (B) Buyer, in its absolute and sole discretion, notifies Dyax in writing within 10 Business Days following Buyer’s first learning of any Accelerated Payment Triggering Event that Buyer wishes to receive the Accelerated Payment from Dyax, then Dyax shall pay to the Buyer the Accelerated Payment, in immediately available funds, within 10 Business Days following receipt of the written notice from Buyer referred to in clause (B) of this sentence.  The Accelerated Payment shall not be a penalty but shall constitute liquidated damages (in addition to any other remedies available at law or in equity).  The amount of liquidated damages in this subsection (ii) is so fixed and agreed upon because of the impracticability and difficulty in fixing and ascertaining the actual damages that the Buyer would sustain in the event of a termination of the Wyeth License Agreement by the Contract Party thereto as a result of an Accelerated Payment Triggering Event. Upon payment in full of the Accelerated Payment, this Agreement shall be immediately terminated, and thereafter (i) Dyax shall have no further obligation to Buyer, and (ii) Buyer shall immediately release any Liens on the Royalty Interests and other Collateral described in the Security Agreement.

(iii)         Dyax further agrees that one hundred percent (100%) of amounts received by Dyax as a damages award (or pursuant to a settlement agreement) in connection with an infringement claim or other cause of action involving any of the Dyax IP (net of litigation costs) in the Territory related to the Included Products and/or as payments pursuant to indemnification obligations to Dyax related to the Included Products, shall be promptly (and in any event within five (5) Business Days) paid over to Buyer.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           Amounts payable pursuant to this Section 2.03 shall not be subject to any setoff or other deduction by reason of any amounts otherwise payable under this Agreement or any other agreement, provided that the Buyer acknowledges and agrees that Wyeth may deduct [*****].

(c)           Without limitation of Section 5.08(f), in the event that Wyeth’s license under the Wyeth License Agreement is converted to a non-exclusive license and the royalties paid by Wyeth under the Wyeth License Agreement are reduced, Dyax further agrees that one hundred percent (100%) of any royalties paid to Dyax or any Dyax Entity by a Third Party in respect of any license or other rights granted to such Third Party under the Dyax IP [*****] use shall be promptly (and in any event within five (5) Business Days) paid over to Buyer.

(d)           Any payments to be made by Dyax or any other Dyax Entity to the Buyer hereunder or under any other Transaction Document shall be made by wire transfer of immediately available funds to the Buyer Account.

(e)           All payments payable by Dyax or any other Dyax Entity to Buyer pursuant to this Section 2.03 shall be made without any deduction or withholding on account of any tax imposed, levied, collected, withheld or assess by or within the United States, any political subdivisions in or of the United States, or any foreign country or other jurisdiction.

Section 2.04  No Assumed Obligations.

Notwithstanding any provision in this Agreement or any other writing to the contrary, the Buyer is acquiring only the Royalty Interests and is not assuming any liability or obligation of Dyax or any Dyax Entity of whatever nature, whether presently in existence or arising or asserted hereafter, whether under any Included License Agreement, Transaction Document or otherwise, including all tax liens or assessments and other governmental levies that are not yet due and payable or similar non-consensual liens for amounts not yet due and payable in respect of the Royalty Interests on or prior to the Closing Date, except for the Buyer’s obligation to reimburse Dyax for its reasonable out-of-pocket costs and expenses pursuant to Section 2.02(b), Sections 5.01, 5.02(e), 5.08(d), 5.08(e), 5.08(g), 5.08(h), 5.08(i), 5.08(j), and 5.08(k).  All such liabilities and obligations shall be retained by and remain obligations and liabilities of Dyax (the “Excluded Liabilities and Obligations”).

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Section 2.05  Sale.

Dyax, the other Dyax Entities and the Buyer intend that the sale, assignment, transfer and conveyance of the Royalty Interests pursuant to this Agreement shall be a sale and not a financing transaction, borrowing or loan; and accordingly Dyax and the other Dyax Entities will treat the conveyance of the Royalty Interests as a sale of an “account” or “payment intangible” in accordance with the UCC and Dyax and the other Dyax Entities hereby authorize the Buyer to file financing statements (and continuation statements with respect to such financing statements when applicable) naming Dyax as a seller and the Buyer as the buyer of the accounts and payment intangibles related to the Royalty Interests.  If, notwithstanding the intent of Dyax and the Buyer in this regard, the sale, assignment, transfer and conveyance of the Royalty Interests contemplated by this Agreement is held not to be a sale, this Agreement shall constitute a valid, perfected, first priority security agreement and Dyax does hereby grant to the Buyer a first priority security interest in and to all of Dyax’s right, title and interest in, to and under the Royalty Interests.

Section 2.06  Offsets.

In the event that any Contract Party offsets all or any part of the Included Product Payments against any amounts owed by Dyax to such Contract Party and such offset actually reduces the amount of any payment on the Royalty Interests (any such reduction, a “Payment Shortfall”), Dyax will pay the Buyer the amount of the Payment Shortfall within three (3) Business Days.  After Dyax makes the payment to the Buyer contemplated in the preceding sentence, Dyax shall be entitled to retain any amount subsequently recovered from such Contract Party in respect of such offset.

ARTICLE III

REPRESENTATIONS AND WARRANTIES
OF DYAX

Dyax hereby represents and warrants to the Buyer the following as of the Effective Date and as of the Closing Date:

Section 3.01  Organization.

Dyax is incorporated and validly existing under the laws of the jurisdiction of its incorporation or organization and has all corporate powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated hereby and by the other Transaction Documents.

Section 3.02  Corporate Authorization.

Dyax has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder.  This Agreement and the other Transaction Documents have been duly authorized, executed and delivered by Dyax and this Agreement and the other Transaction Document constitutes the valid and binding obligation of Dyax, enforceable against each such Person in accordance with their respective terms subject to bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally or general equitable principles.  No limit on the powers of Dyax will be exceeded as a result of the grant of the Security Agreement or other Transaction Documents or indemnities contemplated by the Transaction Documents.

Section 3.03  Governmental Authorization.

The execution and delivery by Dyax of this Agreement and the other Transaction Documents to which it is a party, and the performance by Dyax of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority, except for (i) the release of the Cowen Liens, which release has been obtained by Dyax and which release is effective as of the Closing, and (ii) the filing of financing statements under the UCC and filings with the United States Patent and Trademark Office with respect to the Collateral pursuant to the Transaction Documents.

Section 3.04  Ownership.

(a)           Dyax is the sole holder of all of those assets that are required to produce or receive all of the Included Products Payments, in each case free and clear of any and all Liens, except for the Cowen Liens, which shall be released in full as of the Closing, and Permitted Liens.  Within three (3) Business Days following the Closing, financing termination statements will be filed under the UCC, and releases will be recorded with the United States Patent and Trademark Office, for all Cowen Liens that have been filed or recorded prior to the date hereof under the UCC or with the United States Patent and Trademark Office with respect to the Dyax IP, the Included License Agreements and the Royalty Interests.  True and correct copies of such financing termination statements and releases have been provided to the Buyer.  Except pursuant to the Cowen Agreement (until termination of the Cowen Liens on the Closing), no Person other than Dyax has any right to receive the payments payable under any Included License Agreement or any Included Products Payments other than, in respect of the Royalty Interests, the Buyer.  Dyax has not transferred, sold, or otherwise disposed of, or agreed to transfer, sell, or otherwise dispose of any Dyax IP or any portion of their respective rights to receive payment of Included Products Payments other than as contemplated by this Agreement.  Dyax’s rights in and to the Included Product Payments are valid, subsisting and enforceable.

(b)           Except for the Cowen Liens, which shall be released on the Closing, Dyax, immediately prior to the sale of the Royalty Interests, owns, and is the sole holder of, all the Royalty Interests.  No other Dyax Entity or any other Person (except for the Cowen Liens, which shall be released on the Closing) has any right, title, interest or claim in or to the Royalty Interests or any portion thereof.  The Royalty Interests and all of the rights of Dyax in and to the Dyax IP, under the Included License Agreements and all other rights in and to the other Collateral are free and clear of any and all Liens, except Permitted Liens.  None of the Collateral is in the possession of Cowen Healthcare Royalty Partners, L.P.  Dyax has the full right to sell, transfer, convey and assign to the Buyer all of Dyax’s rights and interests in and to the Royalty Interests being sold, transferred, conveyed and assigned to the Buyer pursuant to this Agreement without any requirement to obtain the consent of any Person.  By the delivery to the Buyer of the executed Bill of Sale, Dyax shall transfer, convey and assign to the Buyer all Dyax’s rights and interests in and to the Royalty Interests free and clear of any Liens.

Section 3.05  Financial Statements; Material Adverse Change.

The Financial Statements are complete and accurate in all material respects, were prepared in conformity with GAAP applied on a consistent basis during the periods involved and present fairly in all material respects, in accordance with applicable requirements of GAAP, the consolidated financial position and the consolidated financial results of the operations of Dyax and its subsidiaries as of the dates and for the periods covered thereby and the consolidated statements of cash flows of Dyax and its subsidiaries for the periods presented therein.  Since January 1, 2010, there has been no Material Adverse Change, and no event that could reasonably be expected to cause or result in a Material Adverse Change has occurred.

Section 3.06  No Undisclosed Liabilities.

Except for those liabilities identified in the Financial Statements there are no material liabilities of any Dyax Entity taken as a whole or separately of any kind whatsoever, whether accrued, contingent, absolute, determined or determinable.

Section 3.07  Solvency.

Dyax has not applied for an order, and no order is made, declaring it bankrupt, or granting it a moratorium or suspension of payments, and no liquidator is appointed for and no other equivalent event has occurred with respect to it or any substantial part of its assets in any jurisdiction or is insolvent as defined in the United States Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of the States of Delaware.  Dyax is not insolvent as defined in any statute of the U.S. Bankruptcy Code or in the fraudulent conveyance or fraudulent transfer statutes of any applicable state of incorporation.  Assuming consummation of the transactions contemplated by this Agreement and the other Transaction Documents, (a) the present fair saleable value of each Dyax Entity’s assets is greater than the amount required to pay its debts as they become due, (b) no Dyax Entity has unreasonably small capital with which to engage in its business, and (c) no Dyax Entity has incurred, or has present plans to or intends to, incur, debts or liabilities beyond its ability to pay such debts or liabilities as they become absolute and matured.  Dyax is entering into this Agreement with no contemplation of insolvency and with no intent to hinder, delay or defraud any of its present or future creditors.

Section 3.08  Litigation.

(a)           There is no (i) action, suit, arbitration proceeding, claim, investigation or other proceeding pending or, to the Knowledge of Dyax, threatened against Dyax or any other Dyax Entity or any of its directors or officers relating to Dyax or any other Dyax Entity or (ii) any governmental inquiry pending or, to the Actual Knowledge of Dyax, threatened against Dyax or any other Dyax Entity or any of its directors or officers, that reasonably could be expected to result in a Material Adverse Change or in the breach of Section 3.07.

(b)           [*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(c)           [*****]

Section 3.09  Compliance with Laws.

No Dyax Entity (a) is in violation of, has violated, or to the Knowledge of Dyax, is under investigation with respect to, or (b) has been threatened to be charged with or been given notice of any violation of, any law, rule, ordinance or regulation of, or any judgment, order, writ decree, permit or license entered by any Government Authority applicable to the Royalty Interests or which could reasonable be expected to adversely affect the consummation of the transactions contemplated by the Transaction Documents or the performance by Dyax of its obligations under the Transaction Documents.

Section 3.10  Conflicts.

Neither the execution and delivery of this Agreement or any other Transaction Document nor the performance or consummation of the transactions contemplated hereby or thereby will:  (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule, ordinance or regulation of any Government Authority, or any judgment, order, writ, decree, material permit or license of any Government Authority, to which any Dyax Entity or any of their respective assets, including the Dyax IP, or properties may be subject or bound; or (ii) any contract, agreement, commitment or instrument to which any Dyax Entity is a party or by which any Dyax Entity or any of their respective assets or properties is bound or committed, including the Wyeth License Agreement and the Cowen Agreement; (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of the certificate of incorporation or by-laws (or other Organizational Documents) of any Dyax Entity; (c) except for the filing of the UCC-1 financing statements required hereunder and filings with the United States Patent and Trademark, require any notification to, filing with, or consent of, any Person or Government Authority; (d) give rise to any right of termination, cancellation or acceleration of any right or obligation of any Dyax Entity or any other Person or to a loss of any benefit relating to the Included Products Payments or of any Included License Agreement; or (e) result in the creation or imposition of any Lien on (i) the assets or properties of any Dyax Entity or (ii) the Royalty Interests or any other Collateral, other than, with respect to clauses (e)(i) and (e)(ii) above, pursuant to the Security Agreement.

Section 3.11  Material Contracts.

None of the Dyax Entities is party to any agreement pursuant to which any Dyax Entity in-licenses any Dyax IP from a third party or has out-licensed the Dyax IP to a third party (other than to Wyeth pursuant to the Wyeth License Agreement.

Section 3.12  IP.

(a)           The Dyax Entities have provided the Buyer all material information in their possession, or otherwise known to them, with respect to validity and enforceability of the Dyax IP, Third Party intellectual property that may affect or cover the Dyax Product and its use.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(b)           Schedule 3.12(b) lists the Dyax Patents.  For each Dyax Patent listed on Schedule 3.12(b), Dyax has identified, where applicable, (A) the owner, (B) the countries in which such listed item is valid, patented or registered or in which an application for patent or registration is pending, (C) the application number, (D) the patent number, (E) the expiration date thereof, as applicable, excluding any patent term extensions or supplemental protection certificates, and (F) the date on which any applicable maintenance, annuity or renewal fee is due or payable.

(c)           To the Actual Knowledge of Dyax, each item of Dyax IP listed on Schedule 3.12(b) is valid, enforceable and subsisting.

(d)           Schedule 3.12(d) lists all agreements, whether oral or written, express or implied, including licenses, options, franchise, distribution, marketing and manufacturing agreements, supply agreements, sponsorships, royalty agreements, agreements not to enforce, consents, settlements, assignments, security interests, liens and other encumbrances or mortgages (other than the Permitted Liens), and any amendments(s) renewal(s), novation(s) and termination(s) pertaining thereto, which relates to the Dyax IP or the Dyax Product, including all Included License Agreements.  There are no unpaid fees or royalties under any agreement listed on Schedule 3.12(d) that have become due as of the Closing Date or are expected to become overdue, except as disclosed on Schedule 3.12(d).

(e)           No Dyax Entity has received or otherwise been the beneficiary of any written opinions of counsel with respect to infringement, non-infringement or invalidity of third party intellectual property with respect to the Dyax IP or the Dyax Product.  To the Actual Knowledge of Dyax, there are no pending published or unpublished United States, international or foreign national patent applications owned by any other Person, which, if issued, would limit or prohibit, in any material respect, the use of the Dyax IP or the Dyax Product.

(f)           Dyax owns sole, exclusive, valid and unencumbered title to the Dyax IP and has not granted any Liens on or to any of the Dyax IP or Included License Agreements, all right title and interest in all of the Dyax IP, free and clear of any and all Liens, except for the Cowen Liens, which shall be released in full as of the Closing, and Permitted Liens.  The inventors of the Dyax IP have assigned all their rights to a Dyax.  Dyax has not Transferred any Dyax Patents or Dyax Know-How to any Third Party.

(g)           There are no unpaid maintenance or renewal fees currently overdue for any of the Dyax Patents, and except as disclosed on Schedule 3.12(g), no application or registration for any Dyax Patent has lapsed or been abandoned, cancelled or expired.

(h)           Each Dyax Entity (to the extent such Dyax Entity is an applicant or is otherwise involved in the patent prosecution in respect of any patent included in the Dyax IP) and, to the Knowledge of Dyax, each inventor of the patents included in the Dyax IP or his or her employer, has complied in all material respects with all applicable Patent Office duties of candor and good faith in dealing with any Patent Office, including the duty to disclose to any Patent Office all information known to be material to the patentability of each of the patents and patent applications included in the Dyax IP.

(i)            No inventor of any patent contained in the Dyax IP was or is under any conflicting obligation with any academic institution or other Third Party that would affect Dyax’s title or license to any such patent.

(j)            Subsequent to the issuance of the Dyax Patents, no Dyax Entity, nor to the Knowledge of any Dyax Entity, the Contract Party to the Included License Agreements, has filed any disclaimer or made or permitted any other voluntary reduction in the scope of such Dyax Patents.

(k)           No payments by any Dyax Entity or any Contract Party are, or at any time in the future are expected to become due, to any other Person in respect of the Dyax IP.

(l)            No Dyax Entity and, to the Knowledge of any Dyax Entity, no Contract Party under any Included License Agreement, has undertaken or omitted to undertake any acts, and to the Knowledge of any Dyax Entity, no circumstance or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of any of the Dyax IP or Dyax’s entitlement to exclusively exploit the Dyax IP.

(m)          There is not, and has not been, any pending, decided or settled opposition, interference, reexamination, injunction, claim, lawsuit, proceeding, hearing, investigation, complaint, arbitration, mediation, demand, International Trade Commission investigation, decree, or any other dispute, disagreement, or claim challenging the legality, validity, enforceability or ownership of any Dyax IP (collectively referred to hereinafter as “Disputes”).  No Dyax Entity has received any written notice or claim of any such Dispute.  To the Knowledge of Dyax, no such Dispute has been threatened, no circumstances or grounds exist that would give rise to such a Dispute, and, to the Actual Knowledge of Dyax, there exists no circumstances or grounds upon which any such claim could be asserted.  No Dyax IP is subject to any outstanding injunction, judgment, order, decree, ruling charge, settlement or other disposition of Dispute, and each Dyax Entity has fully complied with, paid and otherwise satisfied all such obligations.

(n)           Dyax has taken all [*****] measures and precautions necessary to protect and maintain (i) the confidentiality of all Dyax IP (except such Dyax IP whose value would be unimpaired by public disclosure) and (ii) the value of all Dyax IP.

(o)           To the Knowledge of Dyax, Wyeth uses the Dyax Product and the Dyax IP in the manufacture of Wyeth Licensed Products, and Dyax has no Actual Knowledge that Wyeth is planning to or intends to cease the use of the Dyax Product or the Dyax IP in the manufacture of the Wyeth Licensed Products.

Section 3.13  Regulatory.

Dyax has not received from Wyeth (or any of its predecessors who were a party to the Wyeth License Agreement) any correspondence, files or other information (a) relating to any Regulatory Approvals for the Wyeth Licensed Products, (b) regarding nonclinical, clinical or manufacturing activities or any notices and forms received from Regulatory Agencies relating to compliance, developmental (including safety, efficacy and potency), marketing, promotion and manufacturing activities concerning Xyntha or Refacto AF, (c) relating to adverse experience reports or data relating to Xyntha or Refacto AF, including any correspondence, reports or other documents relating thereto or (d) that would indicate that any Regulatory Agency (i) is likely to revise or revoke any current approval granted by any such Regulatory Agency with respect to Xyntha or Refacto AF; (ii) is likely to pursue compliance actions against Wyeth or a suspension, recall or withdrawal of Xyntha or Refacto AF from the market(s); or (iii) is likely to pursue any compliance action with respect to manufacture of Xyntha or Refacto AF or active pharmaceutical ingredient thereof.  To the Actual Knowledge of Dyax, (x) there has been no indication that any Regulatory Agency has any material concerns with Xyntha or Refacto AF or may not approve Xyntha or Refacto AF, and (y) Xyntha and Refacto AF has not suffered any material adverse events in any clinical trial.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Section 3.14  Subordination.

The claims and rights of the Buyer created by this Agreement and any other Transaction Document in and to the Royalty Interests are not and shall not be subordinated to any creditor of Dyax or to any other Person.

Section 3.15  Place of Business.

The principal place of business and chief executive office of Dyax are set forth on Schedule 3.15.

Section 3.16  Broker’s Fees.

Dyax has not taken any action which would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement or the other Transaction Documents.

Section 3.17  Other Information.

The Financial Model has been prepared by Dyax in good faith and based upon assumptions that Dyax believes to be commercially reasonable; it being understood and agreed that Dyax makes no guarantee as to the accuracy of the Financial Model forecast.

Section 3.18  Wyeth License Agreement.

(a)           With respect to the Wyeth License Agreement:

(i)           The Wyeth License Agreement is in full force and effect and has not been impaired, waived, altered or modified in any respect.

(ii)          The Contract Party under the Wyeth License Agreement has not been released, in whole or in part, from any of its obligations thereunder such Included License Agreement.

(iii)         There has been no correspondence or any other communication sent by or on behalf of any Dyax Entity to, or received by or on behalf of any Dyax Entity from, any Contract Party, the subject matter of which has resulted in or would reasonably be expected to result in a Material Adverse Change and no breach or dispute has occurred with respect to any payment or other obligations.

(iv)        No Dyax Entity has received (A) any notice of any Contract Party’s intention to terminate the Wyeth License Agreement in whole or in part or (B), any notice requesting any amendment, alteration or modification of the Wyeth License Agreement or any sublicense or assignment thereunder that has not either been withdrawn in writing or reflected in the Wyeth License Agreement.

(v)         To the Knowledge of Dyax, nothing has occurred and no condition exists that would reasonably be expected to adversely affect the right of any Dyax Entity to receive any payments payable or materials or products provided under the Wyeth License Agreement. No Dyax Entity and, to the Actual Knowledge of Dyax, no Contract Party has taken any action or omitted to take any action, that would reasonably be expected to adversely impact the sale of the Included Products or the Included Products Payments.

(vi)        [*****]

(vii)       The Wyeth License Agreement is the entire agreement between the applicable Dyax Entity and the Contract Party thereto relating to the subject matter thereof, and Dyax has provided true and correct copies of the Wyeth License Agreement is to Buyer, including all amendments thereto.

(viii)      The Wyeth License Agreement is valid and binding on Dyax, and to the Knowledge of Dyax the Contract Party thereto, enforceable against Dyax and to the Knowledge of Dyax such Contract Party in accordance with its terms and is in full force and effect.  The execution, delivery and performance of the Wyeth License Agreement was and is within the respective corporate powers of Dyax and, to the Knowledge of Dyax, the Contract Party thereto.  The Wyeth License Agreement was duly authorized by all necessary action on the part of, and validly executed and delivered by, Dyax and, to the Knowledge of Dyax, the Contract Party thereto.  There is no breach or default, or event which upon notice or the passage of time, or both, could give rise to any breach or default, in the performance of the Wyeth License Agreement by Dyax or, to the Knowledge of Dyax, the Contract Party thereto.

(ix)         Other than the Wyeth License Agreement and that [*****] Dyax has not entered into any agreement with any Affiliate of Wyeth or any other Person relating to the Dyax IP, the Dyax Product or any Included Products.

(x)          The representations and warranties made by Dyax under the Wyeth License Agreement were as of the date made true and correct.  The Dyax IP is necessary for Wyeth to make the Wyeth Licensed Products.

(xi)         To Dyax's Knowledge, all Included License Agreements entered into by Dyax have been negotiated on an arms-length basis.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(xii)        No note, account, instrument, document, contract right, general intangible, chattel paper or other form of obligation other that which has been assigned to Buyer hereunder exists which evidences any Royalty Interests.

(xiii)       As of the date hereof, no Contract Party to an Included License Agreement has any defense or claim against any Dyax Entity regardless of whether such defense or claim arises under an Included License Agreement or otherwise.

(b)           To Dyax’s Actual Knowledge, Wyeth has not entered into any licenses, sublicenses, co-marketing arrangements, co-distribution arrangements or any other agreements or arrangements with a Third Party relating to the Wyeth Licensed Products where Net Sales for the Licensed Products are not booked by Wyeth.

(c)           [*****]

(d)           To Dyax’s Knowledge, Wyeth’s obligation to pay royalties for Net Sales of Wyeth Licensed Products and to pay other Included Product Payments under the Wyeth License Agreement is valid, binding and legally enforceable, and there exists no fact, law, condition or other circumstance that could entitle Wyeth to reasonably challenge any such obligations.

(e)           Under the terms of the Wyeth License Agreement, Wyeth’s obligation to pay royalties for Net Sales of each Wyeth Licensed Product shall be in effect, on a country-by-country basis, for no less than fifteen (15) years from the First Commercial Sale (as defined in the Wyeth License Agreement) of such Wyeth Licensed Product in such country.

Section 3.19  Tax.

Each Dyax Entity has paid all sales, use and income taxes on the Included Product Payments when due and is in compliance with all tax laws and regulations.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to Dyax the following:

Section 4.01  Organization.

The Buyer is a limited partnership, duly formed, validly existing and, to the extent legally applicable, in good standing under the laws of the Delaware.  The Buyer has all powers and all licenses, authorizations, consents and approvals required to carry on its business as now conducted and as proposed to be conducted in connection with the transactions contemplated hereby and by the other Transaction Documents.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Section 4.02  Authorization.

The Buyer has all necessary power and authority to enter into, execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform all of the obligations to be performed by it hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly authorized, executed and delivered by the Buyer and constitutes the valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium, ad hoc representative appointment, conciliation, safeguard proceedings, judicial receivership, or similar laws affecting creditors’ rights generally and general equitable principles.

Section 4.03  Broker’s Fees.

The Buyer has not taken any action that would entitle any Person to any commission or broker’s fee in connection with the transactions contemplated by this Agreement.

Section 4.04  Conflicts.

Neither the execution and delivery of this Agreement or the other Transaction Documents nor the performance or consummation of the transactions contemplated hereby or thereby will: (a) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any material respects any provisions of: (i) any law, rule or regulation of any Government Authority, or any judgment, order, writ, decree, permit or license of any Government Authority, to which  the Buyer or any of its assets or properties may be subject or bound; or (ii) any material contract, agreement, commitment or instrument to which the Buyer is a party or by which the Buyer or any of its assets or properties is bound or committed; or (b) contravene, conflict with, result in a breach or violation of, constitute a default under, or accelerate the performance provided by, in any respects any provisions of organizational or constitutional documents of the Buyer.

Section 4.05  Consents.

The execution and delivery by the Buyer of this Agreement and the other Transaction Documents to which it is a party, and the performance by the Buyer of its obligations hereunder and thereunder, does not require any notice to, action or consent by, or in respect of, or filing with, any Government Authority or Person.

ARTICLE V

COVENANTS

During the Term, the following covenants shall apply:

Section 5.01  Ongoing Rights and Obligations.

(a)           Unless otherwise directed by Buyer, and subject to the other provisions of this Article V, Dyax shall pursue all rights and remedies available to it under any Included License Agreement.  Except as provided in Section 2.02(b), and except with respect to Dyax’s exercise of its remedies for breach by Wyeth of Article V of the Wyeth License Agreement or indemnification under Section 7.2 of the Wyeth License Agreement, Buyer shall be responsible for any and all reasonable, out-of-pocket costs and expenses incurred by Dyax in connection therewith and shall fully and promptly reimburse Dyax if and to the extent that any such costs or expenses are incurred by Dyax and submitted to the Buyer for approval by Dyax prior to being incurred.

(b)           Unless otherwise directed by Buyer, Dyax shall (i) perform, at its sole cost and expense (except as provided in Section 2.02(b)), all ongoing obligations required of it under the Wyeth License Agreement (including its obligation to indemnify Wyeth under Section 7.2 of the Wyeth License Agreement) and any other Included License Agreement, and (ii) upon the occurrence of a material breach of any Included License Agreement by any other party thereto, which is not cured as provided therein, Dyax shall use its best efforts to seek to enforce all of its rights and remedies thereunder; provided however, that except as provided in Section 2.02(b), Buyer shall be responsible for any and all reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising in connection with Dyax’s enforcement of its rights and remedies under the Included License Agreement and shall fully and promptly reimburse Dyax if and to the extent that any such costs or expenses are incurred by Dyax and preapproved by the Buyer prior to being incurred by Dyax.

(c)           Furthermore, upon agreement by the Parties, the Buyer may, to the extent permitted by the terms of the relevant Included License Agreement, elect (in its sole discretion and at it expense) to directly (in Dyax’s name if necessary) (i) pursue all rights and remedies available to Dyax under such Included License Agreement, and (ii) perform all ongoing obligations required of Dyax under such Included License Agreement.

(d)           Without limiting those conditions to the Closing set forth herein, each Dyax Entity shall use commercially reasonable best efforts to obtain any required consents, acknowledgements, certificates or waivers so that the transactions contemplated by this Agreement or any other Transaction Document may be consummated and shall not result in any default or breach or termination of any of the Included License Agreements.  All expenses (including attorneys’ fees and expenses) incurred in connection with obtaining such consents, acknowledgements, certificates or waivers shall be borne by Dyax.

Section 5.02  Access; Books and Records.

(a)           Within [*****] after receipt by an Dyax Entity of notice of any action, claim, investigation or proceeding (commenced or threatened) relating to the transactions contemplated by this Agreement, any other Transaction Document, the Royalty Interests or any Included License Agreements or any Included Product, Dyax shall inform the Buyer of the receipt of such notice and the substance of such action, claim, investigation or proceeding and, if in writing shall furnish the Buyer with a copy of such notice and any related materials with respect to such action, claim, investigation or proceeding.

(b)           Each Dyax Entity shall keep and maintain, or cause to be kept and maintained, at all times full and accurate books of account and records adequate to correctly reflect all payments paid and/or payable with respect to the Royalty Interests and all deposits made into the Deposit Account.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(c)           The Buyer and any of the Buyer Consultants shall have the right, from time to time, to visit Dyax’ offices and properties where Dyax keep and maintain their books and records relating or pertaining to Included Products Payments, the Royalty Interests and the other Collateral for purposes of conducting an audit of such books and records, and to inspect, copy and audit such books and records, during normal business hours, and, [*****] written notice given by the Buyer to a Dyax Entity, the Dyax Entity will provide the Buyer and any of the Buyer Consultants reasonable access to such books and records, and shall permit the Buyer and any of the Buyer Consultants to discuss the business, operations, properties and financial and other condition of Dyax relating or pertaining to the Royalty Interests and the other Collateral with officers of such parties, and with their independent certified public accountants.  The Buyer’s visits to Dyax’s offices pursuant to this Subsection (c) shall occur not more than two (2) times for Dyax per calendar year; provided, however, that the Buyer may so visit more frequently to the extent that there has occurred an event that has resulted in a Material Adverse Change, or a reasonably foreseeable consequence of which is a Material Adverse Change, and the Buyer’s visit or visits to Dyax’ offices in connection therewith are for purposes related to such event.

(d)           To the extent that either the Buyer or Dyax has determined that there is a discrepancy as to the amounts paid to the Buyer hereunder for such calendar year, then the Person who has made such determination may notify the other in writing of such discrepancy indicating in reasonable detail its reasons for such determination (the “Discrepancy Notice”).  In the event that either the Buyer or Dyax deliver to the other party a Discrepancy Notice, the Buyer and Dyax shall meet within ten (10) Business Days (or such other time as mutually agreed by the parties) after the receiving party has received a Discrepancy Notice to resolve in good faith such discrepancy.  If the discrepancy has been resolved and, as a result thereof, it is determined that a payment is owing by the Buyer to Dyax or by Dyax to the Buyer, then the party owing such payment shall promptly pay such payment to the other party.  If, within forty-five (45) days after receipt of the Discrepancy Notice, Dyax and the Buyer cannot resolve any such discrepancies, then the Buyer and Dyax shall promptly instruct their respective firms of independent certified public accountants to select, within five (5) Business Days thereafter, a third nationally recognized accounting firm (the “Independent Accountants”).  After offering Dyax and its representatives and the Buyer and its representatives the opportunity to present their positions as to the disputed items, which opportunity shall not extend for more than ten (10) calendar days after the Independent Accountants have been selected, the Independent Accountants shall review the disputed matters and the materials submitted by Dyax and the Buyer and, as promptly as practicable, deliver to Dyax and the Buyer a statement in writing setting forth its determination of the proper treatment of the discrepancies as to which there was disagreement, and that determination shall be final and binding upon the parties hereto without any further right of appeal.  If Dyax has delivered the Discrepancy Notice that has resulted in the selection of the Independent Accountants, Dyax shall bear all the charges of the Independent Accountants.  If the Buyer has delivered the Discrepancy Notice that has resulted in the selection of the Independent Accountants, the Buyer shall bear all the charges of the Independent Accountants unless the Independent Accountants determine that the amounts paid to the Buyer for the applicable calendar year underpaid the Buyer by an amount equal or in excess of [*****] of the amounts determined to be due to the Buyer for such calendar year, in which event Dyax shall bear all of the charges of the Independent Accountants.  [*****].

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(e)           To the extent any Dyax Entity has the right to perform or cause to be performed inspections or audits under any of the Included License Agreements regarding payments payable and/or paid to any Dyax Entity thereunder (each, a “License Party Audit”), Dyax shall, at the request and expense of the Buyer, cause such License Party Audit to be promptly performed. In conducting a License Party Audit, Dyax shall engage an independent public accounting firm and other personnel directed by the Buyer.  Promptly after completion of any License Party Audit (whether or not requested by the Buyer), Dyax shall promptly deliver to the Buyer an Audit Report in respect of such License Party Audit.

Section 5.03  Confidentiality; Public Announcement.

(a)           Except as set forth in Section 5.03(b), all Confidential Information furnished by the Buyer to any Dyax Entity or by any Dyax Entity to the Buyer in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby, as well as the terms, conditions and provisions of this Agreement and any other Transaction Document, shall be kept confidential by the recipient thereof, and shall be used by the recipient thereof only in connection with this Agreement and any other Transaction Document and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, each Dyax Entity and the Buyer may disclose such information to their partners, directors, employees, managers, officers, actual and potential investors, underwriters, rating agencies, permitted assignees and sources of finance and bankers, advisors, trustees and representatives (including, for the avoidance of doubt, in any private placement memorandum, offering memorandum or other offering document prepared in connection with an offering of securities backed by, among other things, the Royalty Interests under Rule 144A of the Securities Act) on a need-to-know basis, provided that such Persons shall be informed of the confidential nature of such information and shall be obligated to keep such information confidential according to at least a reasonable standard of confidentiality.

(b)           The Parties’ obligations of confidentiality and non-use with respect to Confidential Information shall not apply to information which (i) is or becomes generally available to the public other than as a result of a disclosure directly or indirectly by the receiving party, (ii) was within the receiving party’s possession prior to it being furnished to the receiving party, provided that such information is not subject to another confidentiality agreement with or other contractual, legal or fiduciary obligation of confidentiality to the receiving party, (iii) becomes available to the receiving party on a non-confidential basis from a person who is not, to the receiving party’s knowledge, otherwise bound by an obligation of confidentiality, (iv) is required to be disclosed in any document to be filed with any Government Authority or (v) is required to be disclosed under securities laws, rules and regulations applicable to the Dyax Entity or the Buyer, as the case may be, provided, however, that if a Party is required to make any such disclosure of the other Party’s Confidential Information pursuant to clauses (iv) or (v) above, it shall give reasonable advance notice to the other Party of such disclosure requirement and shall use reasonable efforts to assist such other Party in efforts to secure confidential treatment of such information required to be disclosed.

(c)           Except as required by law or the rules and regulations of any securities exchange or trading system or any Government Authority, or except with the prior written consent of the other parties (such consent not to be unreasonably withheld or delayed), neither the Buyer nor any of Dyax shall issue any press release or make any other public disclosure with respect to the transactions contemplated by this Agreement or any other Transaction Document; provided, however that Dyax and the Buyer shall, on or prior to the Closing, upon the form and content of an initial press release to be issued by each of Dyax and the Buyer following the Closing.

(d)           Notwithstanding anything herein to the contrary, any party to this Agreement (and each employee, representative, or other agent of such party) may disclose to any and all persons, without limitation of any kinds, the tax treatment and tax structure of the transactions contemplated by this Agreement or any other Transaction Document and all materials of any kind (including opinions and other tax analyses) that are provided to the party relating to such tax treatment and tax structure.

Section 5.04  Included Reports.

Dyax shall promptly deliver to the Buyer all Included Reports received by Dyax.  Dyax shall use its Commercially Reasonable Efforts to obtain from Wyeth or any other Contract Party any other information which Dyax has a right to receive under the terms of any Included License Agreement.

Section 5.05  Security Agreement.

(a)           Dyax shall at all times until the applicable Security Interest Release Date grant and maintain in favor of the Buyer a valid, continuing, first perfected lien (subject to Permitted Liens) on and security interest in the Royalty Interests and the other Collateral described in the Security Agreement.

(b)           Dyax shall not grant a Lien (except a Permitted Lien) in or assign or otherwise transfer any of its property that is Collateral under Security Agreement to any party other than the Buyer.

Section 5.06  Best Efforts; Further Assurance.

(a)           Subject to the terms and conditions of this Agreement, each party hereto will use its commercially reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement and any other Transaction Document.  Each party agrees to, and shall cause its Affiliates to, execute and deliver such other documents, certificates, agreements and other writings (including any financing statement filings requested by the Buyer) and to perform such additional acts, as may be reasonably requested and necessary or appropriate to carry out and effectuate all of the provisions of this Agreement and any other Transaction Document and to consummate all of the transactions contemplated by this Agreement and any other Transaction Document.

(b)           The parties hereto shall cooperate and provide assistance as reasonably requested by the other parties in connection with any litigation, arbitration or other proceeding (whether threatened, existing, initiated, or contemplated prior to, on or after the Effective Date) to which any party hereto or any of its officers, directors, shareholders, agents or employees is or may become a party or is or may become otherwise directly or indirectly affected or as to which any such Persons have a direct or indirect interests, in each case relating to this Agreement, any other Transaction Document, the Royalty Interests or any other Collateral, or the transactions described herein or therein but in all cases excluding any litigation brought any party against any other party to any Transaction Document (except as provided in any indemnity provision pursuant hereto or thereto).

(c)           Dyax agrees to, and shall cause its respective Affiliates to, deliver such additional information, execute such additional agreements and other writings, and to perform such additional acts as may be reasonably requested by Buyer in connection with the transfer of all or a portion of the Royalty Interests to a bankruptcy-remote Affiliate of the Buyer, the preparation of materials for due diligence, and the provision of information to third parties, including governmental agencies and rating agencies in connection with the borrowing of money or issuance of securities backed, in whole or part, by the Royalty Interests.

Section 5.07  Wyeth Acknowledgment.

Promptly after the Closing Date, Dyax shall deliver to Wyeth the payment instruction acknowledgement letter, the form of which is attached hereto as Exhibit F (“Wyeth Acknowledgement Letter”), and Dyax shall use its commercially reasonable efforts to obtain an executed copy of the Wyeth Acknowledgement Letter from Wyeth.

Section 5.08  Additional Covenants of Dyax.

(a)           [*****]

(b)           [*****]:

(c)           [*****]

(d)           [*****]

(e)           [*****]

(f)            Dyax shall not exercise its remedy under Section 3.5 of the Wyeth License Agreement without the Buyer’s prior written consent.

(g)           [*****]

(h)           [*****]

(i)            [*****]

(j)            [*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(k)           Each Dyax Entity shall cause each Contract Party under any Included License Agreement to provide, promptly following the end of each calendar quarter, all information with respect to sales (including all components of information required to calculate Included Product Payments) under each such agreement for inclusion in the Included Report for such quarter, and each Dyax Entity shall cause such obligation to be included in every Included License Agreement it enters into following the Closing Date.  Buyer shall be responsible for reasonable out of pocket costs and expenses (including reasonable attorneys’ fees and expenses) arising in connection with such efforts and shall fully and promptly reimburse Dyax if and to the extent that any such costs or expenses are incurred by Dyax and preapproved by the Buyer prior to being incurred by Dyax.

(l)           Each Dyax Entity, as applicable, shall ensure that the claims and rights of the Buyer created by this Agreement and any other Transaction Document in and to the Royalty Interests and any other Collateral are and shall remain senior to any creditor of any Dyax Entity or any other Person.

(m)           Each Dyax Entity, as applicable, shall assign, to Dyax or its designee all improvements of or to the Included Products and the Dyax IP and inventions relating thereto that arise on or after the Closing Date and agrees to execute and deliver, and agrees to cause all other Dyax Entities to execute and deliver, all instruments, documents and agreements as are reasonably required to effectuate such assignment.

Section 5.09  Future Agreements.

(a)           Dyax shall be the counterparty to any and all Included License Agreements entered into after the Closing, and no other Dyax Entity shall be a beneficiary under any such agreement.  No Dyax Entity shall enter into an Included License Agreement after the Closing without the prior written consent of the Buyer.  Dyax shall provide the Buyer a copy of each proposed Included License Agreement by Dyax and any Contract Party for Buyer’s written approval.  If Buyer grants its approval to any Included License Agreement, Dyax shall be permitted to enter into such Included License Agreement without modification from the version of such agreement provided to and approved by Buyer.

(b)           Any future Included License Agreement shall (i) be assignable in connection with the assets of the product line to which it relates; and (ii) expressly permit the assignment of a Royalty Interest and the grant of a security interest in favor of the Buyer.

ARTICLE VI

THE CLOSING; CONDITIONS TO CLOSING AND FUNDING

Section 6.01  Closing.

Subject to the closing conditions set forth in Sections 6.02 and 6.03, the closing of the purchase and sale of the Royalty Interests (the “Closing”) shall take place at the offices of Dechert LLP, New York, New York, United States, at 10:00 a.m. New York time on April 16, 2010, or, if the conditions to the Closing set forth in Sections 6.02 and 6.03 shall not have been satisfied by such date, on a date mutually agreed by the parties hereto that is as soon as practicable after such conditions shall have been satisfied (the “Closing Date”).

Section 6.02  Conditions Applicable to the Buyer.

The obligations of the Buyer to effect the Closing and the payment of the Investment shall be subject to the satisfaction of each of the following conditions, any of which may be waived by the Buyer in its sole discretion:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of Dyax set forth in this Agreement and the other Transaction Documents shall be true, correct and complete as of the Closing Date.

(b)           Covenants.  Dyax and the other Dyax Entities party to this Agreement or any Transaction Document shall have complied in all material respects with the covenants set forth in this Agreement and each other Transaction Document.

(c)           No Adverse Circumstances.  No Material Adverse Change, nor any event that could reasonably be expected to cause or result in a Material Adverse Change, shall have occurred.

(d)           Litigation.  No action, suit, litigation, proceeding or investigation shall have been instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Buyer’s acquisition or future receipt of the Royalty Interests.

(e)           Consents.  Dyax shall have obtained at its own expense (and shall have provided copies thereof to the Buyer) all of the waivers, permits, consents, approvals or other authorizations, and effected all of the registrations, filings and notices, referred to in Section 5.01 which are required on the part of Dyax.

(f)           [*****].

(g)           Maintenance Fees.  Any and all maintenance fees and annuities due and payable on or prior to the Effective Date with respect to the Dyax Patents shall have been paid in full, including for U.S. Patents 6,492,105 and 7,112,438.

(h)           Bill of Sale.  A Bill of Sale shall have been executed and delivered by Dyax to the Buyer and shall be in the form attached hereto as Exhibit A.

(i)            Security Agreement.  The Security Agreement shall have been duly executed and delivered by all the parties thereto and shall be in the form attached hereto as Exhibit B, together with proper financing statements (including Form UCC-1s), notifications and registrations for filing with any regulatory agency or under the UCC and/or any other applicable law, rule, statute or regulation relating to the perfection of a security interest in filing offices in the United States.

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

(j)            Corporate Documents of Dyax.  The Buyer shall have received on the Closing Date, a certificate, dated the Closing Date, of the Secretary of Dyax (the statements made in which shall be true and correct on and as of the Closing Date): (i) attaching copies, certified by such officer as true and complete, of Dyax’s certificate of incorporation and bylaws or other organizational documents (together with any and all amendments thereto) certified by the appropriate Government Authority as being true, correct and complete copies; (ii) attaching copies, certified by such officer as true and complete, of resolutions of the board of directors of Dyax authorizing and approving the execution, delivery and performance by such Dyax of this Agreement, the other Transaction Documents and the transactions contemplated herein and therein; (iii) setting forth the incumbency of the officer or officers of Dyax who have executed and delivered this Agreement and the other Transaction Documents including therein a signature specimen of each such officer or officers; and (iv) attaching copies, certified by such officer as true and complete, of certificates of the appropriate Government Authority of the jurisdiction of formation, stating that Dyax is in good standing under the laws of such jurisdiction.

(k)           Officer’s Certificates.  The Buyer shall have received at the Closing a certificate of an executive officer of Dyax pursuant to which such officer certifies that the conditions set forth in Sections 6.02(a) – (g) have been satisfied in all respects as of the Closing Date.

(l)            Legal Opinions.  The Buyer shall have received an opinion of Edwards Angell Palmer & Dodge LLP, counsel to Dyax, dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect set forth in Exhibit D.  The Buyer shall have received an opinion of Lando & Anastasi, special patent counsel to Dyax, dated the Closing Date, in form and substance satisfactory to the Buyer and its counsel, to the effect set forth in Exhibit E.

Section 6.03  Conditions Applicable to Dyax Entities.

The obligations of Dyax to effect the Closing shall be subject to the satisfaction of each of the following conditions, any of which may be waived by Dyax in its sole discretion:

(a)           Accuracy of Representations and Warranties.  The representations and warranties of the Buyer set forth in this Agreement shall be true, correct and complete as of the Closing Date.

(b)           Litigation.  No action, suit, litigation, proceeding or investigation shall have been formally instituted, be pending or threatened (i) challenging or seeking to make illegal, to delay or otherwise directly or indirectly to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in connection with the transactions contemplated by this Agreement, or (ii) seeking to restrain or prohibit the Buyer’s acquisition or future receipt of the Royalty Interests.

(c)           Officer’s Certificate.  Dyax shall have received at the Closing a certificate of an officer or member of the general partner of the Buyer certifying that the conditions set forth in Sections 6.03(a) and (b) have been satisfied, in all respects as of the Closing Date.

(d)           Full Payment.  The Investment shall have been tendered by the Buyer to Dyax by wire transfer of immediately available funds to Dyax Account identified to the Buyer on or prior to the Closing.

ARTICLE VII

TERMINATION

Section 7.01  Term.

Unless this Agreement is terminated prior to the Closing or later in accordance with Section 2.03(a)(ii) in accordance with the express terms of this Agreement, the Parties’ obligations under this Agreement shall continue to be effective after the Closing until the Royalty Interest Termination Date; provided, however, that if any Obligations under this Agreement remain unpaid or any payments are required to be made by one of the Parties hereunder after the Royalty Interest Termination Date, this Agreement shall remain in full force and effect until any and all such payments have been made in full, and solely for that purpose.

ARTICLE VIII

MISCELLANEOUS

Section 8.01  Survival.

(a)           All representations and warranties made as of their respective dates herein and in any other Transaction Document, any certificates or in any other writing delivered pursuant hereto or in connection herewith as of Closing shall survive the execution and delivery of this Agreement and the Closing and shall continue to survive until the Royalty Interest Termination Date.  Notwithstanding anything in this Agreement or implied by law to the contrary, all the agreements contained in Section 5.04 (Confidentiality; Public Announcement), Section 8.01 (Survival), Section 8.04 (Successors and Assigns) and Section 8.05 (Indemnification) shall survive indefinitely following the execution and delivery of this Agreement and the Closing and the termination of this Agreement.

(b)           Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect the representations and warranties in this Agreement and the other Transaction Documents, and the parties may rely on the representations and warranties in this Agreement and the other Transaction Documents irrespective of any information obtained by them by any investigation, examination or otherwise.

Section 8.02  Specific Performance.

Each of the parties hereto acknowledges that the other party will have no adequate remedy at law if it fails to perform any of its obligations under this Agreement or any of the other Transaction Documents.  In such event, each of the parties agrees that the other party shall have the right, in addition to any other rights it may have (whether at law or in equity), to specific performance of this Agreement.

Section 8.03  Notices.

All notices, consents, waivers and communications hereunder given by any party to the other shall be in writing (including facsimile transmission and email) and delivered personally, by email or facsimile (provided in each case that receipt is confirmed and that a copy is provided in addition by personal delivery, by courier or by mail as provided herein), by a recognized overnight courier, or by dispatching the same by certified or registered air mail, return receipt requested, with postage prepaid, in each case addressed:

If to the Buyer to:

c/o Paul Capital Management, L.L.C.
50 California Street
Suite 3000
San Francisco, California  94111
USA
[*****]

with copies to (which shall not constitute notice):

Paul Capital Partners
140th East 45th Street, 44th Floor
New York, New York 10017
USA
[*****]

and

Dechert LLP
1095 Avenue of the Americas
New York, New York 10036
[*****]

If to Dyax to:

Dyax Corp.
300 Technology Square
Cambridge, MA 02139
[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

or to such other address or addresses as the Buyer or Dyax may from time to time designate by notice as provided herein, except that notices of changes of address shall be effective only upon receipt.  All such notices consents, waivers and communications shall: (a) when posted by certified or registered mail, postage prepaid, return receipt requested, be effective three (3) Business Days after dispatch, unless such communication is sent trans-Atlantic, in which case shall be deemed effective five (5) Business Days after dispatch, (b) when telegraphed, telecopied, telexed or facsimiled, be effective upon receipt by the transmitting party of confirmation of complete transmission, (c) when delivered by a recognized overnight courier or in person, be effective upon receipt when hand delivered, or (d) or when sent by email, upon receipt of confirmatory hard copies from the sender or return email from the recipient.

Section 8.04  Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.  Dyax shall not be entitled to assign any of its obligations and rights hereunder or any other Transaction Documents without the prior written consent of the Buyer, it being understood and agreed that a sale of the capital stock of Dyax (including acquisition of existing stock) shall not be deemed an assignment for purposes of this sentence.  The Buyer may assign, subcontract or delegate any of its rights hereunder without restriction, but shall not be entitled to assign any of its obligations hereunder or any other Transaction Documents without the prior written consent of Dyax.  Any assignment in violation hereof shall be null and void, ab initio.

Section 8.05  Indemnification.

(a)           Dyax hereby indemnifies and holds the Buyer and its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each a “Buyer Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Buyer Indemnified Party arising out of (i) any breach of any representation, warranty or certification made by Dyax in any of the Transaction Documents or certificates given in writing pursuant thereto or any breach of or default under any covenant or agreement by Dyax pursuant to this Agreement or any Transaction Document, (ii) any failure by Dyax to satisfy any of the Obligations, or (iii) any Excluded Liabilities and Obligations.

(b)           The Buyer hereby indemnifies and holds Dyax and its Affiliates and any of their respective partners, directors, managers, officers, employees and agents (each a “Dyax Indemnified Party”) harmless from and against any and all Losses incurred or suffered by any Dyax Indemnified Party arising out of any breach of any representation, warranty or certification made by the Buyer in any of the Transaction Documents or certificates given by the Buyer in writing pursuant thereto or any breach of or default under any covenant or agreement by the Buyer pursuant to this Agreement or any Transaction Document.

(c)           If any claim, demand, action or proceeding (including any investigation by any Government Authority) shall be brought or alleged against an indemnified party in respect of which indemnity is to be sought against an indemnifying party pursuant to the preceding paragraphs, the indemnified party shall, promptly after receipt of notice of the commencement of any such claim, demand, action or proceeding, notify the indemnifying party in writing of the commencement of such claim, demand, action or proceeding, enclosing a copy of all papers served, if any; provided, that, the omission to so notify such indemnifying party will not relieve the indemnifying party from any liability that it may have to any indemnified party under the foregoing provisions of this Section 8.05 unless, and only to the extent that, such omission results in the forfeiture of substantive rights or defenses by the indemnifying party.  In case any such action is brought against an indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), provided however that (i) the action solely seeks monetary damages and (ii) the indemnifying party expressly agrees in writing that as between the indemnifying party and the indemnified party, the indemnifying party shall be solely obligated to satisfy and discharge the action in full, and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section 8.05 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation.  The indemnified party may, at any time, assume all such defense of any action that does meet the requirements of clauses (i) and (ii) above.  In any such proceeding, an indemnified party shall have the right to retain its own counsel, but the reasonable fees and expenses of such counsel shall be at the expense of such indemnified party unless (A) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel, (B) the indemnifying party has assumed the defense of such proceeding and has failed within a reasonable time to retain counsel reasonably satisfactory to such indemnified party, (C) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential conflicts of interests between them based on the advice of such counsel, or (D) the indemnified party assumes the defense of any action that does meet the requirements of clauses (i) and (ii) above.  It is agreed that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate law firm (in addition to local counsel where necessary) for all such indemnified parties.  The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

Section 8.06  Performance by the Buyer.

(a)           In the event that any Dyax Entity is in breach of or in default under any Included License Agreement and such breach or default continues beyond any applicable cure period, the Buyer may, but shall not be obligated to, cure or attempt to cure such breach or default on behalf of such Dyax Entity.  In such event, Dyax shall, at the request of the Buyer promptly pay any amount expended by the Buyer in such performance unless and to the extent that any such breach or default arose out of an action taken, or not taken, at the request or instruction of Buyer, in which case Buyer shall be solely responsible for any such expenses.

(b)           To the fullest extent possible, the Buyer shall have the right to enforce, or to cause Dyax to enforce, any rights of Dyax under any Included License Agreement.

(c)           Notwithstanding clauses (a) and (b) above, it is expressly understood that the Buyer assumes no liability or responsibility for the performance of any duties of Dyax or any other Contract Party under any Included License Agreement.

(d)           Buyer shall have the right (but not the obligation) to assume responsibility for maintenance of any Dyax Patents, at Dyax’s expense (except as provided in Section 2.02(b)), if Dyax or any other Person fails to maintain such Dyax Patent, provided that if Buyer chooses to exercise such right, Buyer shall notify Dyax thereof in writing within a reasonable period of time and Buyer’s exercise of such right shall not release Dyax from any liability for breach of this Agreement, including Section 5.08(h).

Section 8.07  Expenses.

(a)           Except as otherwise provided specifically herein, each party hereto will pay all of its own fees and expenses in connection with entering into and consummating the transactions contemplated by this Agreement.

(b)           Dyax shall pay all reasonable out-of-pocket expenses (including reasonable attorneys’ fees and costs and reasonable accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Buyer in connection with the enforcement of or preservation of rights under any of the Transaction Documents against Dyax or of the granting of any waivers or amendments to any of the Transaction Documents that are requested by Dyax.

Section 8.08  Independent Nature of Relationship.

(a)           The relationship between Dyax, on the one hand, and the Buyer, on the other hand, is solely that of seller and purchaser, and neither Dyax, on the one hand, nor the Buyer, on the other hand, has any fiduciary or other special relationship with the other party or any of their respective Affiliates.  Nothing contained herein or in any other Transaction Document shall be deemed to constitute any Dyax Entity and the Buyer, as a partnership, an association, a joint venture or other kind of entity or legal form.

(b)           No manager or other representative of the Buyer will be located at the premises of any Dyax Entity, except in connection with an audit performed pursuant to Section 5.02.  No manager or other representative of the Buyer shall engage in any commercial activity with Dyax other than as contemplated herein and in the other Transaction Documents.

(c)           Dyax shall not at any time obligate the Buyer, or impose on the Buyer any obligation, in any manner or respect to any Person not a party hereto.

(d)           No Dyax Entity is transferring to the Buyer any ownership interest in any Dyax Patent or other intellectual property of any Dyax Entity.

Section 8.09  Tax.

The Buyer shall provide to Dyax, upon reasonable request by Dyax, Internal Revenue Service Form W-9 if required in order to allow Dyax to make payment under this Agreement without any deduction or withholding for or on account of any tax.

Section 8.10  Entire Agreement.

This Agreement, together with the Exhibits and Schedules hereto (which are incorporated herein by reference), and the other Transaction Documents constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements (including the Letter of Intent), understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein (or in the Exhibits, Schedules or other Transaction Documents) has been made or relied upon by either party hereto.  None of this Agreement, nor any provision hereof, is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

Section 8.11  Performance by Affiliates.

Any right or obligation of the Buyer under or pursuant to this Agreement or the Transaction Documents may be exercised, satisfied, met or fulfilled, in whole or in part, at the Buyer’s sole and exclusive option, by an independent manager appointed by the Buyer.

Section 8.12  Amendments; No Waivers.

(a)           This Agreement or any term or provision hereof may not be amended, changed or modified except with the written consent of the parties hereto.  No waiver of any right hereunder shall be effective unless such waiver is signed in writing by the party against whom such waiver is sought to be enforced. All expenses (including attorneys’ fees and expenses) incurred in connection with the amendment or modification of this Agreement or any of the Transaction Documents, if requested by Dyax, shall be borne solely by Dyax (unless the terms of this Agreement expressly provide to the contrary), and requested by Buyer, shall be borne solely by Buyer (unless the terms of this Agreement expressly provide to the contrary).  For any amendment or modification of this Agreement mutually determined to be necessary to clarify any provision hereof, each party shall bear their own expenses (including attorneys’ fees and expenses).

(b)           No failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

Section 8.13  Counterparts; Effectiveness.

This Agreement may be executed in two or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.  This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

Section 8.14  Severability.

If any provision of this Agreement is held to be invalid or unenforceable, the remaining provisions shall nevertheless be given full force and effect.

Section 8.15  Governing Law; Jurisdiction.

(a)           THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED, INTERPRETED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAW THEREOF (OTHER THAN SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

(b)           ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO AND ACCEPTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION OF SUCH COURTS.  EACH PARTY HERETO HEREBY FURTHER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

(c)           EACH PARTY HERETO HEREBY IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE COURTS REFERRED TO IN SUBSECTION (b) ABOVE OF THIS SECTION 8.15 IN ANY SUCH SUIT, ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO IT AT ITS ADDRESS SET FORTH IN THIS AGREEMENT.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUIT, ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER TRANSACTION DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE.  NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS ON THE OTHER PARTY IN ANY OTHER MANNER PERMITTED BY LAW.

Section 8.16  Waiver of Jury Trial.

EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT.

Exhibit 10.1

EXECUTION VERSION

Confidential materials omitted and filed separately with the Securities and Exchange
Commission.  Asterisks denote such omission.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

DYAX:
DYAX CORP.

	By:	/s/ George Migausky
Name: George Migausky
Title: Chief Financial Officer
BUYER:
KGH DOMESTIC III, LP

By: Paul Capital Healthcare Management, L.P.
Its: General Partner

By: Paul Capital Fund Management , L.L.C.
Its: General Partner

	By:	/s/ Lionel Leventhal
Name: Lionel Leventhal
Title: Manager

Schedule 3.08 (c)
Litigation

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 3.12 (b)

Dyax Patent Rights

FACTOR VIII AND FACTOR VIII-LIKE PROTEINS
MATTER		SERIAL	PATENT	PUBL	TITLE	STATUS	ISSUE	Annuity Due Date	EXPIRATION
099001	US	09/224,785	6,197,526		POLYPEPTIDES FOR BINDING HUMAN FACTOR VIII AND FRAGMENTS OF HUMAN FACTOR VIII	ISSUED	3/6/2001	3/6/2012	1/4/2019

099002	US	09/756,594	6,492,105	US 2001-0014456 A1	POLYPEPTIDES FOR BINDING HUMAN FACTOR VIII AND FRAGMENTS OF HUMAN FACTOR VIII	ISSUED	12/10/2002	6/10/2010	2/18/2019

099AT2	AT	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099AU1	AU	25982/00	769745	769745	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	5/27/2004	1/3/2011	1/3/2020

099AU2	AU	2004201830	2004201830		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	7/19/2007	1/3/2011	1/3/2020

099BE2	BE	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

[*****]	[*****]	[*****]			[*****]	[*****]		[*****]	[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

099CH2	CH	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099DE2	DE	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099DK2	DK	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

[*****]	[*****]	[*****]		[*****]	[*****]	[*****]		[*****]

099EP2	EP	06009040.4	EP1705183	EP1705183	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099EP3	EP	09155033.5		EP2090582	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	PUBLISHED		1/3/2011	1/3/2020

099ES2	ES	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099FI2	FI	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

[*****]	[*****]	[*****]		[*****]	[*****]		[*****]	[*****]

099GB2	GB	06009040.4	EP1705183	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099GR2	GR	06009040.4	EP1705183	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

[*****]	[*****]	[*****]		[*****]	[*****]		[*****]	[*****]

[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]	[*****]

[*****]	[*****]	[*****]		[*****]	[*****]		[*****]	[*****]

099IE2	IE	06009040.4	EP1705183	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099IT2	IT	06009040.4	EP1705183	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

099JP1	JP	2000-592310		P2002-536297A	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	PUBLISHED		No Annuity Due	1/3/2020

099LI2	LI	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED		1/3/2011	1/3/2020

099LU2	LU	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099MC2	MC	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099NL2	NL	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099PT2	PT	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099SE2	SE	06009040.4	EP1705183		BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	6/17/2009	1/3/2011	1/3/2020

099WO1	WO	PCT/US00/00043		WO00/40602	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	PUBLISHED		No Annuity Due

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

100001	US	10/272,497	7,112,438	US 2003-0165822 A1	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	9/26/2006	9/26/2013	1/4/2019

**100002	US	11/345,031	7,691,565	US 2006-0193829 A1	BINDING MOLECULES FOR HUMAN FACTOR VIII AND FACTOR VIII-LIKE PROTEINS	ISSUED	4/6/2010	4/6/2013	2/18/2019

[*****]	[*****]	[*****]			[*****]	[*****]		[*****]	[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.
** New Issued Patent

Schedule 3.12 (d)

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 3.12 (g)
Abandoned, Cancelled or Expired Patents

See Schedule 3.12(b)

Schedule 3.15
Dyax's Principal Place of Business and CEO

Principal Place of Business:

300 Technology Square
Cambridge, MA 02139

Chief Executive Officer:

Gustav Christensen

Schedule 3.18(c)

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.

Schedule 5.08

[*****]

* Confidential Treatment Requested.  Omitted portions filed with the Commission.